Exhibit 1.A.(7)(b) FEDERAL INSURANCE COMPANY
STATEMENT OF ASSETS, LIABILITIES AND SURPLUS TO POLICYHOLDERS
Statutory Basis
DECEMBER 31, 2000
(in thousands of dollars)

ASSETS		LIABILITIES AND SURPLUS TO POLICYHOLDERS
Cash	($119,636)	Outstanding Losses and Loss Expenses	$ 6,351,035
United States Government		Unearned Premiums	1,991,909
State and Municipal Bonds	7,196,780	Provision for Reinsurance	71,958
Other Bonds	1,733,846	Other Liabilities	460,512
Stocks	261,059
Short Term Investments	64,539
Other Invested Assets	304,194
TOTAL INVESTMENTS	9,440,782	TOTAL LIABILITIES	8,875,414
Investments in Affiliates:
Pacific Indemnity Company	533,000	Capital Stock	20,980
Executive Risk Indemnity Inc.	306,193	Paid-In Surplus	672,878
Great Northern Insurance Company	136,978	Unassigned Funds Unrealized Depreciation	2,798,283 (97,224)
CC Canada Holdings Ltd.	98,109	of Investments
Chubb Insurance Company of Europe	61,383
Vigilant Insurance Company	54,770	SURPLUS TO POLICYHOLDERS	3,394,917
Other Affiliates	280,416
Net Premiums Receivable	638,320
Other Assets	720,380
		TOTAL LIABILITIES AND
TOTAL ADMITTED ASSETS	$12,270,331	SURPLUS TO POLICYHOLDERS	$12,270,331
Investments are valued in accordance with requirements of the National Association of Insurance Commissioners.
Investments valued at $37,141 are deposited with government authorities as required by law.
State, County & City of New York, - ss:
Anna Maria Lovecchio, Assistant Secretary of the Federal Insurance Company
being duly sworn, deposes and says that the foregoing Statement of Assets, Liabilities and Surplus to Policyholders of said

Federal Insurance Company on December 31, 2000 is true and correct and is a true abstract of the Annual Statement of said Company as filed with the Secretary of the Treasury of the United States for the 12 months ending December 31, 2000.

Subscribed and sworn to before me
This______ day of_______ , 2001. /s/ Anna Maria Lovecchio Assistant Secretary /s/ Elba Santiago Notary Public